EXHIBIT 10.22

Dec 7, 2023

Nicole Sanchez

[EMAIL ADDRESS]

Dear Nicole,

On behalf of Leafly, LLC (“Leafly'' or the “Company”), my colleagues and I are pleased to offer you the promotion to the full-time, regular position of General Counsel on the following terms. Your start date for this position is January 1, 2024. You will work remotely within California. You will report to the Chief Executive Officer. The Company may change your position, duties, and work location from time-to-time in its discretion.

Base Compensation: This position is salaried, exempt, and is not eligible for overtime. Your salary will be $12,500.00 USD per pay period, which is equivalent to $300,000.00 USD on an annual basis, less payroll deductions and withholdings. You will be paid semi-monthly.

Annual Incentive Compensation: You will be eligible for an annual discretionary bonus of up to 40% of your annual base salary (as defined in the Annual Incentive Plan document), that may be awarded in cash and/or equity at the company’s discretion. Incentive compensation will be based on company and personal performance and is awarded solely at the discretion of the Company.

Leafly Holdings Equity Incentive Compensation: Subject to the Board's approval, you are eligible to receive an equity grant to be made pursuant to the Leafly Equity Incentive Plan (or a successor plan) (the “Plan”) at a level commensurate with your role. The equity grant will be subject to the terms and conditions of the Plan and your grant agreement.

Benefits: All terms of your benefits will remain the same.

Termination: Your employment is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Agreement: This letter, together with your Confidential Information and Inventions Agreement forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Acceptance: If you wish to accept employment at the Company under the terms described above, please sign and date this letter, and return to me by December 15, 2023.

If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/Yoko Miyashita

Yoko Miyashita
Chief Executive Officer

Accepted:

Name

/s/Nicole Sanchez

Signature

12/7/2023

Date

2